EXHIBIT 99.1


BCSC
British Columbia Securities Commission


By e-mail


September 26, 2007
File No.: S-193889


James F. Dempsey
President
WS Industries, Inc.
c/o 2275 West 23rd Ave.
Vancouver, BC V6L 1N3


Dear Mr. Dempsey:
W S Industries, Inc. - Public Offering


As you are aware, we have been reviewing the company's public offerings and disclosure documents. During the review we discovered that the company failed to file reports of exemption distribution, issued shares to several investors without a valid exemption and may have failed to disclose certain material facts to investors.

In order to remedy the situation the company has since filed the reports of exempt distribution and voluntarily offered rescission to 27 investors. It also filed an Offering Memorandum (OM) dated June 27, 2007.

We have reviewed the OM and determined that there were a number of deficiencies in the OM that we would have wished to see the company address prior to providing the OM to investors. Since that OM has already been provided to investors we can only address the issues through direct regulatory action such as a cease trade order under section 164 of the Securities Act. We have determined that, at this time and given the information we currently have, the issuance of such an order is not warranted.

The current shareholder list includes Bank SAL OPPENHEIM JR., and S.J. Securities Ltd. Please provide us with the names of the beneficial owners of these entities.

In closing due to the company's co-operation, we have decided to close this file but we will continue to monitor WS Industries, Inc. very closely and will consider regulatory action in the future if necessary.

Please contact me if you have any questions or concerns.


/s/ MAURI JANSEN
_____________________________
    Mauri Jansen
    Junior Compliance Officer
    Corporate Finance

MJ/mc

cc: Rod Anderson, Harper Grey LLP
    Greg T. Chu, Law Corporation
    John Porges, BCSC


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